EXHIBIT 15

Board of Directors and Stockholders

Russell Corporation

We are aware of the incorporation by reference in the Registration Statements listed below of Russell Corporation of our report dated August 2, 2005 relating to the unaudited condensed consolidated interim financial statements of Russell Corporation that are included in its Form 10-Q for the quarter ended July 3, 2005.

Form S-3 Registration Statement No. 33-47906

Form S-3 Registration Statement No. 33-54361

Form S-3 Registration Statement No. 333-116854

Form S-8 Registration Statement No. 33-69679

Form S-8 Registration Statement No. 333-89765

Form S-8 Registration Statement No. 333-30236

Form S-8 Registration Statement No. 333-30238

Form S-8 Registration Statement No. 333-55338

Form S-8 Registration Statement No. 333-55340

Form S-8 Registration Statement No. 333-97129

/s/ Ernst & Young LLP

Atlanta, Georgia

August 2, 2005